EXHIBIT 7.4
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                            CERTIFICATE OF AMENDMENT
                     OF THE CERTIFICATE OF INCORPORATION OF
                       UNIVERSAL AMERICAN FINANCIAL CORP.

                Under Section 805 of the Business Corporation Law

      The undersigned, pursuant to the provisions of Sections 502 and 805 of the Business Corporation Law of the State of New York, does hereby certify as follows:

      A. The name of the Corporation is Universal American Financial Corp. The name under which the Corporation was formed is Universal Holding Corp.

      B. The Certificate of Incorporation of the Corporation was originally filed with the Department of State of the State of New York on August 31, 1981, restated on July 10, 2001, and thereafter amended on June 7, 2004 to increase the aggregate number of authorized shares of capital stock of the Corporation.

      C. The Certificate of Incorporation of the Corporation is hereby further amended by the addition of the provisions set forth below in this Certificate stating the number, designation, relative rights, preferences and limitations of the Series B Preferred Stock of the Corporation, as fixed by the Board of Directors of the Corporation.

                                    * * * * *

      Pursuant to the authority expressly vested in the Board of Directors of Universal American Financial Corp., a New York corporation (the "Corporation"), by the Corporation's Certificate of Incorporation, the Board of Directors of the Corporation has duly authorized and approved, and created and provided for the issuance of, the series of preferred stock of the Corporation, in the amount and with the designation, preferences, voting powers, and relative, participating, optional and other special rights, as set forth below in this Certificate (the "Certificate;" certain capitalized terms used in this Certificate are defined in
Section 7 hereof), which have been duly adopted by the Board of Directors of the Corporation.

      1. NUMBER OF SHARES AND DESIGNATION. 300,000 shares of preferred stock of the Corporation shall constitute a series of preferred stock, par value $1.00 per share, of the Corporation designated as Series B Participating Convertible Preferred Stock (the "Series B Preferred Stock"). Each share of Series B Preferred Stock shall rank equally in all respects and shall be subject to the following provisions of this Certificate.

      2. RANK. The Series B Preferred Stock shall, with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise, (i) rank senior and prior to the common stock, par value $0.01 per share, of the Corporation ("Common Stock") and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks junior to the Series B Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities, including the Common Stock, are collectively referred to herein as the "Junior Securities"), (ii) rank on a1 parity with each other class or series of equity securities of the Corporation,


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whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks senior to or junior to the Series B Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the "Parity Securities"), and (iii) rank junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks senior to the Series B Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the "Senior Securities"). The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any rights, options or warrants exercisable or exchangeable for or convertible into any of the Junior Securities, Parity Securities or Senior Securities, as the case may be.

      3. DIVIDENDS. Holders of shares of Series B Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid (whether in the form of cash; securities, evidences of indebtedness, or assets, of the Corporation, any of its Subsidiaries or any other Person (or rights, options or warrants to subscribe for or acquire any of the foregoing); or otherwise) on the shares of Common Stock as if immediately prior to each record date for the Common Stock, the shares of Series B Preferred Stock then outstanding were converted into shares of Common Stock (in the manner described in Section 8 below). Dividends or distributions payable pursuant to the preceding sentence shall be payable on the same date that such dividends or distributions are payable to holders of shares of Common Stock. Each such dividend or distribution shall be payable to the holders of record of shares of Series B Preferred Stock as they appear on the stock records of the Corporation at the close of business on the applicable record date, which shall be not more than 60 days nor less than 10 days preceding the related dividend or distribution payment date, as shall be fixed by the Board of Directors of the Corporation (the "Board of Directors").

      If there shall be any dividend or distribution, in which holders of Series B Preferred Stock shall be entitled to participate pursuant to this Certificate, which is in the form of Common Stock or rights, options or warrants to subscribe for or acquire Common Stock, then such dividend or distribution shall instead be made to such holder in the form of Series B Preferred Stock (with the number of shares of Series B Preferred Stock issuable to each such holder in such dividend or distribution being equal to the number of shares of Series B Preferred Stock that would be convertible under Section 8 into the number of shares of Common Stock that such holder would have received in such dividend or distribution if such holder had converted all of such holder's shares of Series B Preferred Stock into shares of Common Stock (in the manner described under Section 8) prior to the record date for such dividend or distribution, and, in the case of any such dividend or distribution that is in the form of rights, options or warrants to subscribe for or acquire Common Stock, a number of rights, options or warrants to subscribe for or acquire shares of Series B Preferred Stock (with
(i) such number of shares of Series B Preferred Stock being equal to the number of shares of Series B Preferred Stock that would be convertible under Section 8 into the number of shares of Common Stock that such rights, options or warrants would have covered had such rights, options or warrants been to subscribe for or acquire Common Stock and (ii) such other terms of the rights, options or warrants (including exercise price and other terms) being such that such rights, option or warrants have equivalent economic and other terms as the rights, options or warrants to subscribe for or acquire Common Stock).



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      4.    LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock shall, with respect to each such share of Series B Preferred Stock, be entitled to receive the greater of (i) (A) prior to the first anniversary of the original issuance in respect of such share of Series B Preferred Stock, $2,000.00 per such share of Series B Preferred Stock and (B) on or after the first anniversary of the original issuance in respect of such share of Series B Preferred Stock, $1.00 per such share of Series B Preferred Stock, in each case plus an amount equal to any dividends or distributions payable thereon pursuant to Section 3 hereof and remaining unpaid thereon and (ii) at any time, the payment such holders would have received had such holders, immediately prior to such liquidation, dissolution or winding up, converted such share of Series B Preferred Stock into shares of Common Stock (at the conversion rate described in Section 8 hereof), in each case under clause (i) or (ii), before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities. Neither a consolidation or merger of the Corporation with or into any other entity, nor a merger of any other entity with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash, securities or other property, shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

      5.    VOTING RIGHTS.

            (a)   Holders of shares of Series B Preferred Stock:

                  (i) shall be entitled to vote with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock (voting together with the holders of Common Stock as one class),

                  (ii) shall be entitled to a number of votes equal to the number of votes to which shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock would have been entitled if such shares of Common Stock had been outstanding at the time of the applicable vote and related record date, and

                  (iii) shall be entitled to notice of any stockholders' meeting in accordance with the Certificate of Incorporation and Bylaws of the Corporation.

            (b) So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a single and separate class:

                  (i) amend, alter or repeal any provision of this Certificate or any other provision of the Corporation's Certificate of Incorporation (by any means, including by merger, consolidation, reclassification, or otherwise) so as to, or in a manner that would, adversely affect the preferences, rights, privileges or powers of the Series B Preferred Stock; or

                  (ii) increase the authorized or issued number of shares of Series B Preferred Stock.



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            (c)   The consent or votes required in Section 5(b) hereof shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Corporation's Certificate of Incorporation or By-laws.

      6. MERGER OR CONSOLIDATION OF THE CORPORATION. Unless approved pursuant to Section 5(b)(i) hereof, the Corporation will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property to, any other entity, unless the successor, transferee or lessee entity, as the case may be (if not the Corporation), (a) expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Certificate to be performed and observed by the Corporation and (b) expressly agrees to exchange, at the holder's option, shares of Series B Preferred Stock for shares of the surviving entity's capital stock on terms substantially similar to the terms under this Certificate.

      7. CERTAIN DEFINITIONS. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

      "Business Combination" means (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Corporation or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Corporation of all or substantially all of its assets.

      "Business Day" shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by applicable law to be closed.
      "Common Stock" has the meaning set forth in Section 2 hereof.

      "Competition Laws" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

      "Insurance Laws" means the laws and regulations of any State of the United States of America governing insurance companies that are applicable to the Corporation or its Subsidiaries, including the respective insurance laws and regulations of the States of Florida, Kansas, New York, Oklahoma, Pennsylvania and Texas.

      "Market Price" means, with respect to a particular security, on any given day, the last reported sales price (regular way) or, in case no such reported sales takes place on such day, the average of the highest asked and lowest bid prices (regular way), of such security, in either case on the principal national securities exchange on which such security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (i) the average of the highest and lowest sale prices of such security for such day reported by NASDAQ if such security is traded over-the-counter and quoted on NASDAQ, or (ii) if such security is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such security as reported by NASDAQ or any comparable system, or (iii) if such security is not listed on NASDAQ or any comparable system, the average of the highest asked and lowest bid prices of such security as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the


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Corporation for that purpose. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of such security shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors.

      "Person" means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

      "Regulatory Clearance" means, with respect to any Person, requirements pursuant to Insurance Laws or Competition Laws to make a filing, await expiration or termination of a regulatory clearance waiting period, or obtain a clearance, approval or waiver, under Insurance Laws or Competition Laws, before such Person may lawfully acquire shares of Common Stock or other securities of the Corporation that are entitled to vote in the election of directors of the Corporation generally.

      "Subsidiary" of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

      8.    CONVERSION.

            (a)   Right To Convert.

                  (i) Subject to the provisions of this Section 8, a holder of shares of Series B Preferred Stock shall have the right, at any time and from time to time, at such holder's option, to convert any or all of such holder's shares of Series B Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock at the conversion price equal to the "Initial Conversion Price" per share of Common Stock (as defined below), subject to adjustment as described in Section 8(c) hereof (as adjusted, the "Conversion Price"). The number of shares of Common Stock into which one share of the Series B Preferred Stock shall be convertible (calculated as to each conversion to the nearest 1/10,000th of a share) shall be determined by dividing (A) $2,000.00 (such amount being the "Preferred Share Price") by (B) the Conversion Price in effect at the time of conversion. The "Initial Conversion Price" shall be $20.00.

                  (ii) With respect to each share of Series B Preferred Stock, from and after the first anniversary of the date of original issuance of such share of Series B Preferred Stock, subject to the provisions of this Section 8 (including Section 8(b)(vii)), the Corporation shall have the right to require the holder of such share of Series B Preferred Stock, from time to time, at the Corporation's option, to convert such share of Series B Preferred Stock into fully paid and non-assessable shares of Common Stock at the Conversion Price. The number of shares of Common Stock into which one share of the Series B Preferred Stock shall be convertible (calculated as to each conversion to the nearest 1/10,000th of a share) shall be determined by dividing (A) the Preferred Share Price by (B) the Conversion Price in effect at the time of conversion.



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            (b)   Mechanics of Conversion.

                  (i) A holder of shares of Series B Preferred Stock or the Corporation, as the case may be, that elects to exercise its conversion rights pursuant to Section 8(a) hereof, shall provide notice to the other party as follows:

                        (A) Holder's Notice and Surrender. To exercise its conversion right pursuant to Section 8(a)(i) hereof, the holder of shares of Series B Preferred Stock to be converted shall surrender the certificate or certificates representing such shares at the office of the Corporation (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Series B Preferred Stock for this purpose) with a written notice of election to convert, completed and signed, specifying the number of shares to be converted.

                        (B) Corporation's Notice. To exercise its conversion right pursuant to Section 8(a)(ii) hereof, the Corporation shall deliver written notice to such holder, at least 30 days and no more than 75 days prior to the Conversion Date, specifying: (i) the number of shares of Series B Preferred Stock to be converted and, if fewer than all the shares held by such holder are to be converted, the number of shares to be held by such holder; (ii) the Conversion Date; (iii) the number of shares of Common Stock to be issued in respect of each share of Series B Preferred Stock that is converted; and (iv) the place or places where certificates for such shares are to be surrendered for issuance of certificates representing shares of Common Stock.

                  Unless the shares issuable upon conversion are to be issued in the same name as the name in which such shares of Series B Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney, and an amount sufficient to pay any transfer or similar tax in accordance with Section 8(b)(v) hereof (or evidence that such tax has been or will timely be paid, as provided by Section 8(b)(v)). As promptly as practicable after the surrender by the holder of the certificates for shares of Series B Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares and a check payable in an amount corresponding to any fractional interest in a share of Common Stock as provided in Section 8(b)(vi) hereof.

                  (ii) Each conversion shall be deemed to have been effected immediately prior to the close of business on (x) in the case of conversion pursuant to Section 8(b)(i) hereof, the first Business Day on which the certificates for shares of Series B Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and (y) in the case of conversion pursuant to Section 8(a)(ii) hereof, the date specified as the Conversion Date in the Corporation's notice of conversion delivered to each holder pursuant to Section 8(b)(i)(B) hereof (in either case, the "Conversion Date"). At such time on the Conversion Date: (A) the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time, and (B) the shares of Series B Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares (x) in the event of conversion pursuant to Section 8(a)(i) hereof, surrendered for conversion and (y) in the event of conversion pursuant to Section 8(a)(ii) hereof, covered by the Corporation's notice of conversion, shall immediately


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terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 8.

                        All shares of Common Stock delivered upon conversion of the Series B Preferred Stock will, upon delivery, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

                  (iii) Holders of shares of Series B Preferred Stock at the close of business on the record date for any payment of a dividend in which shares of Series B Preferred Stock are to participate pursuant to Section 3 hereof shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date, and a holder of shares of Series B Preferred Stock on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such dividend payment date will receive the dividend payable by the Corporation on such shares of Series B Preferred Stock if and when paid, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series B Preferred Stock for conversion.

                  (iv) From the date of this Certificate, the Corporation will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversions of the Series B Preferred Stock, the aggregate number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock (as if all shares of Series B Preferred Stock are so convertible). The Corporation will procure, at its sole expense, the listing of all shares of Common Stock issuable upon conversion of Series B Preferred Stock, subject to issuance or notice of issuance, on the principal domestic stock exchange on which the Common Stock is then listed or traded. The Corporation will take all action as may be necessary to ensure that all shares of Common Stock issuable upon conversion of Series B Preferred Stock will be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the shares of Common Stock are listed or traded.

                  (v) Issuances of certificates for shares of Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to the holder of shares of Series B Preferred Stock or any of its transferee for any issue or transfer tax (other than taxes in respect of any transfer of Series B Preferred Stock occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the holder of the Series B Preferred Stock to be converted, and no such issuance or delivery need be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been, or will timely be, paid.

                  (vi) In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay cash in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price per share of Common Stock on the applicable Conversion Date.





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                  (vii) If fewer than all of the outstanding shares of Series B
Preferred Stock are to be converted pursuant to Section 8(a)(ii) hereof, the shares shall be converted on a pro rata basis among all holders of shares of Series B Preferred Stock (based on the number of shares of Series B Preferred Stock held by each holder), with any fractional shares rounded to the nearest whole share or in such other manner as the Board of Directors may determine, as may be prescribed by resolution of the Board of Directors.

                  (viii) The Corporation shall procure that each share of Common Stock issued as a result of conversion of Series B Preferred Stock shall be accompanied by any rights associated generally with each other share of Common Stock outstanding as of the applicable Conversion Date.

            (c) Adjustments to Conversion Price. From and after the date of this Certificate, the Conversion Price shall be adjusted from time to time as follows:

                  (i) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Corporation shall (A) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying the Conversion Price theretofore in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately following such action; provided, however, that the Conversion Price of shares of Series B Preferred Stock held by a holder thereof need not be adjusted in respect of a dividend or distribution covered by this paragraph to the extent such holder shall participate in such dividend or distribution equally and ratably on an as-converted basis for such Series B Preferred Stock pursuant to Section 3 hereof.

                  (ii) Other Distributions. In case the Corporation shall fix a record date for the making of a dividend or distribution to all holders of shares of its Common Stock (A) of shares of any class or of any Person other than shares of the Corporation's Common Stock, or (B) of evidence of indebtedness of the Corporation or any Subsidiary, or (C) of assets (excluding dividends or distributions covered by Section 8(c)(i) hereof), or (D) of rights or warrants in respect of any of the foregoing, in each such case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by multiplying (x) the Conversion Price in effect immediately prior thereto by (y) a fraction, the numerator of which shall be the Market Price per share of Common Stock on such record date less the then fair market value (as determined by a firm of independent public accountants or an independent appraiser, in each case, of recognized national standing selected by the Board of Directors and approved by holders of a majority of the outstanding shares of Series B Preferred Stock, provided that such value shall not for purposes hereof in any event be equal to or greater than the Market Price per share of Common Stock on such record date) as of such record date of the shares, assets, evidences of indebtedness, rights or warrants so paid with respect to one share of Common Stock, and the denominator of which shall be the Market Price per share of Common Stock on such record date; provided, however, that the Conversion Price of shares of Series B Preferred Stock held by a holder thereof need not be reduced in respect of a dividend or distribution covered by this paragraph to the extent such holder shall participate in such dividend or


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distribution equally and ratably on an as-converted basis for such Series B
Preferred Stock pursuant to Section 3 hereof. In the event that such dividend or distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price that would then be in effect if such record date had not been fixed.

                  (iii) Certain Repurchases of Common Stock. In the event that the Corporation effects a Pro Rata Repurchase (as defined below) of Common Stock, then the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction, the numerator of which shall be the product of (x) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at such Effective Date, multiplied by (y) the Market Price per share of Common Stock on the trading day next succeeding such Effective Date, and the denominator of which shall be the sum of (A) the fair market value of the aggregate consideration payable to stockholders based upon the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of such Effective Date (the shares deemed so accepted, up to any maximum, being referred to as the "Purchased Shares") and (B) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at such Effective Date and the Market Price per share of Common Stock on the trading day next succeeding such Effective Date, such reduction to become effective immediately prior to the opening of business on the day following such Effective Date.

                        The Conversion Price need not be adjusted under the preceding paragraph in respect of a Pro Rata Repurchase if (x) the consideration offered and paid by the Corporation in such Pro Rata Repurchase consists solely of cash and (y) concurrently with the related Offer (as defined below) by the Corporation to the holders of Common Stock in respect of such Pro Rata Repurchase, the Corporation also makes an offer, in writing and in compliance with applicable laws, to all holders of Series B Preferred Stock to purchase a percentage of all shares of Series B Preferred Stock equal to the percentage of all shares of Common Stock that the Corporation has offered to purchase under the related Offer, which offer to the holders of Series B Preferred Stock shall be open for the same period, offer the same form of consideration, and otherwise be on the same terms and conditions, as such Offer to the holders of Common Stock in all material respects, provided that the amount of consideration payable by the Corporation per share of Series B Preferred Stock in such offer to the holders of Series B Preferred Stock shall be equal to the product of (A) the amount of consideration payable by the Corporation per share of Common Stock in the Offer to the holders of Common Stock multiplied by (B) the number of shares of Common Stock into which one share of Series B Preferred Stock could be converted under this Section 8 at such time.

                        As used in this Section 8(c)(iii): "Pro Rata Repurchase" means any purchase of shares of Common Stock by the Corporation or any Subsidiary thereof pursuant to any Offer. "Offer" means any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary of the


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Corporation), or any combination thereof, effected while the Series B Preferred
Stock is outstanding. The "Effective Date" of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

                  (iv) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock covered by Section 8(c)(i) hereof), lawful provision shall be made as part of the terms of such Business Combination or reclassification whereby the holder of each share of Series B Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon the Business Combination or reclassification by a holder of the number of shares of Common Stock of the Corporation into which a share of Series B Preferred Stock would have been convertible at the conversion rate described under this Section 8 immediately prior to the Business Combination or reclassification. The Corporation, the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents to establish such rights and to ensure that the rights of the holders of Series B Preferred Stock established in this Certificate are unchanged, except as permitted by Section 5 hereof or as required by applicable law. The certificate or articles of incorporation or other constituent documents shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8.

                  (v) Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Sections 8(c)(i), (ii), (iii) or (iv) hereof shall occur.

                  (vi) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 8(c) shall be made to the nearest one-thousandth (1/1,000th) of a cent. No adjustment in the Conversion Price is required if the amount of such adjustment would be less than $0.01; provided, however, that any adjustments which by reason of this Section 8(c)(vi) are not required to be made will be carried forward and given effect in any subsequent adjustment.

                  (vii) Adjustment for Unspecified Actions. If the Corporation takes any action affecting the Common Stock, other than action described in this
Section 8(c), which in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of shares of Series B Preferred Stock, the Conversion Price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine in good faith to be equitable in the circumstances.

                  (viii) Voluntary Adjustment by the Corporation. The Corporation may at its option, at any time during the term of the Series B Preferred Stock, reduce the then current Conversion Price to any amount deemed appropriate by the Board of Directors; provided, however, that if the Corporation elects to make such adjustment, such adjustment will remain in effect for at least a 15-day period, after which time the Corporation may, at

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its option, reinstate the Conversion Price in effect prior to such reduction, subject to any interim adjustments pursuant to this Section 8(c).

                  (ix) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in this Section 8(c), the Corporation shall forthwith file, at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series B Preferred Stock at the address appearing in the Corporation's records.

                  (x) Notices. In the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this Section 8(c) or in Section 3 or 4 hereof, the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least 10 days prior to such record date, give notice to the holders of shares of Series B Preferred Stock, in the manner set forth in Section 8(c)(ix), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Series B Preferred Stock.

      9.    CERTAIN OTHER PROVISIONS.

            (a) No share or shares of Series B Preferred Stock acquired by the Corporation shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of Series B Preferred Stock which the Corporation shall be authorized to issue.

            (b) To the extent that a holder of Series B Preferred Stock or its transferee requests Regulatory Clearance, the Corporation shall cooperate with each such holder in the making of all such filings as expeditiously as practicable and assist each such holder in obtaining all such Regulatory Clearances as expeditiously as practicable. The Corporation shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that could reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Regulatory Clearances.

            (c) No provision in this Certificate shall be construed to limit or impair (i) the right of each holder of Series B Preferred Stock to participate equally and ratably in dividends and distributions pursuant to
Section 3 hereof or liquidation preference payments pursuant to Section 4 hereof, in each case, on an as-converted basis as provided therein, or the operation of any of the conversion adjustment and other provisions of Section 8 hereof or (ii) any of the other rights, preferences and privileges of a holder of Series B Preferred Stock pursuant to this Certificate or applicable law.

            (d) All shares of Series B Preferred Stock shall be mandatorily redeemed by the Company on June 30, 2047 (or, if such day is not a Business Day, the next succeeding Business Day), at a redemption price per share in cash equal to the then-effective liquidation preference as set forth in clause (i) of
Section 4 hereof.



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



            (e) If any Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of Series B Preferred Stock, upon receipt of evidence of such loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.

            (f) The Corporation shall not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series B Preferred Stock against dilution or other impairment. At all times, the Corporation will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue shares of Common Stock as herein contemplated upon conversion of shares of Series B Preferred Stock.

            (g) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

            (h) This Certificate shall become effective at [___] a.m. New York City time on [_____ __], 2007.


                  [Remainder of Page Intentionally Left Blank]







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      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed and acknowledged by the undersigned, thereunto duly authorized, this [__] day of [___________], 2007.



                                    UNIVERSAL AMERICAN FINANCIAL CORP.

                                    By: _____________________________
                                    Name:  Richard Barasch
                                    Title: President and Chief Executive Officer


Attest:


_______________________________
Secretary of the Corporation


























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